ALBANK Financial Corporation
          Computation of Ratio of Earnings to Fixed Changes
                                 ($000's)

                                       Nine Months Ended
                                       -----------------



                                        9/97        9/96
                                        ----        ----
Earnings:

Earnings before income taxes,
extraordinary items and
cumulative effect of changes
in accounting principles..............$44,524     $28,301

Fixed charges, excluding
interest on deposits..................  5,213       2,312
                                      -------     -------

Earnings including fixed charges
but excluding interest on deposits .. $49,737     $30,613
                                      =======     =======

Interest on deposits ................  91,907      89,044

Earnings including fixed charges     --------    --------
and interest on deposits ............$141,644    $119,657
                                     ========    ========

Fixed Charges:

Interest Expense:
Borrowings ..........................   4,660       1,781


One-fifth of rental expense for
all operating leases (the amount
deemed representative of the
interest factor) and imputed
interest on capital lease ...........     553         531

Fixed charges excluding              --------    --------
interest on deposits ................   5,213       2,312
Interest on deposits ................  91,907      89,044
                                     --------    --------
Fixed charges including
interest on deposits ................ $97,120     $91,356
                                     ========    ========

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits ......   9.54x      13.24x
Including interest on deposits ......   1.46x       1.31x








                                                 Years ended December 31,
                                     ------------------------------------------



                                   1996     1995      1994       1993     1992
Earnings:                          ----     ----      ----       ----     ----

Earnings before income taxes,
extraordinary items and
cumulative effect of changes
in accounting principles .........$41,717  $47,631   $48,470   $43,687  $36,436

Fixed charges, excluding
interest on deposits .............  3,596      900     1,869     1,259    2,126


Earnings including fixed
charges but excluding             -------  -------   -------   -------  -------
interest on deposits .............$45,313  $48,531   $50,339   $44,946  $38,562
                                  =======  =======   =======   =======  =======

Interest on deposits .............120,006   103,810   80,887    85,832  103,033


Earnings including fixed
charges and interest on          --------  -------- --------  -------- --------
deposits ........................$165,319  $152,341 $131,226  $130,778 $141,595
                                 ========  ======== ========  ======== ========

Fixed Charges:

Interest Expense:
Borrowings .......................  2,879       205    1,205       584    1,508


One-fifth of rental expense
for all operating leases
(the amount deemed
representative of the interest
factor) and imputed interest
on capital lease .................    717       695      664       675      618

Fixed charges excluding          --------  -------- --------  -------- --------
interest on deposits .............  3,596       900    1,869     1,259    2,126
Interest on deposits .............120,006   103,810   80,887    85,832  103,033

Fixed charges including          ========  ======== ========  ======== ========
interest on deposits ............$123,602  $104,710  $82,756   $87,091 $105,159

Ratio of Earnings
to Fixed Charges:
Excluding interest on deposits     12.60x    53.92x   26.93x    35.70x   18.14x
Including interest on deposits      1.34x     1.45x    1.59x     1.50x    1.35x